EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8, pertaining to the 1997 Stock Option Agreements and Iteris, Inc. 1998 Stock Incentive Plan of our report dated June 8, 2004, except for Note 1 – Restatement of Consolidated Financial Statements for the Year Ended March 31, 2004, and Note 7 – Deferred Compensation Plan, as to which the date is July 13, 2005, with respect to the restated consolidated financial statements and schedule of Iteris, Inc. included in the Annual Report (Form 10-K) for the year ended March 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

July 20, 2005